Filed Pursuant to Rule 424(b)(5)

Registration No. 333-264193

AMENDMENT NO. 1 DATED JULY 2, 2024

to Prospectus Supplement Dated November 22, 2023

(To Prospectus dated April 19, 2022)

Up to $4,170,341

Common Stock

This Amendment No. 1 to Prospectus Supplement (the “Amendment”) amends our prospectus supplement dated November 22, 2023, or the Prospectus Supplement. This Amendment should be read in conjunction with the Prospectus Supplement and the accompanying prospectus, or the Prospectus, included in the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on April 19, 2022 (File No. 333-264193), and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus Supplement or the Prospectus. This Amendment is not complete without, and may only be delivered or utilized in connection with, the Prospectus Supplement and the Prospectus, and any future amendments or supplements thereto.

We have entered into a sales agreement (the “Sales Agreement”) with Leerink Partners LLC (“Leerink Partners”) relating to shares of our common stock, par value $0.001 per share, offered by this prospectus supplement. In accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to the dollar amount of shares of common stock permitted to be offered and sold by the Company pursuant to General Instruction I.B.6. of Form S-3 from time to time through or to Leerink Partners, acting as agent or principal. As of July 2, 2024, we have offered and sold $286,120 of our common stock pursuant to the Sales Agreement.

Our common stock is listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “MODD”.

We are filing this Amendment to amend the Prospectus Supplement to update the amount of our common stock we are eligible to sell under General Instruction I.B.6 of Form S-3 and pursuant to the Sales Agreement. As of July 1, 2024, the aggregate market value of our outstanding common stock held by non-affiliates, or the public float, was $47,731,950, which was calculated based on 25,941,277 shares of our outstanding common stock held by non-affiliates as of May 13, 2024, and at a price of $1.84 per share, the closing price of our common stock on May 13, 2024. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell shares of our common stock pursuant to the Prospectus Supplement and the Prospectus, as amended by this Amendment, with a value of more than one-third of the aggregate market value of our common stock held by non-affiliates in any 12-month period, so long as the aggregate market value of our common stock held by non-affiliates is less than $75,000,000. As of the date of this Amendment, we have offered and sold shares of our common stock with a value of $11,740,309 pursuant to General Instruction I.B.6 to Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof.

As a result of these limitations and the current public float of our common stock, and in accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $4,170,341 from time to time through or to Leerink Partners. If our public float increases such that we may sell additional amounts under the Sales Agreement, the Prospectus Supplement and the Prospectus, we will file another amendment to the Prospectus Supplement prior to making additional sales.

Investing in our common stock involves a high degree of risk. See the information contained under “Risk Factors” of the Prospectus Supplement, the Prospectus, and under similar headings in the documents incorporated by reference therein for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Leerink Partners

The date of this Amendment No. 1 to Prospectus Supplement is July 2, 2024.